SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 15, 2004

Date of Report

(Date of earliest event reported)

Saba Software, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-30221	94-3267638
(Commission File Number)	(IRS Employer Identification Number)

2400 Bridge Parkway

Redwood Shores, California 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 696-3840

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure.

On March 12, 2004, Docent, Inc. filed a compliant against Saba Software, Inc., Don Bosworth and Joe Majors in the Circuit Court of Cook County, Illinois. The complaint alleges, among other things, that Saba and Messrs. Bosworth and Majors have gained an unfair competitive advantage by using Docent confidential employee information to solicit and hire “seven key sales account executives and sales application engineering employees”. In addition, the complaint alleges that Saba and Messrs. Bosworth and Majors used the fact that “Docent’s clients and prospective clients will be introduced to a software change” as a result of Docent’s impending merger with Click2learn, Inc. to interfere with Docent’s client and prospective client relationships. Prior to joining Saba on March 1, 2004, Mr. Bosworth was Docent’s Regional Sales Vice President and Mr. Majors was Docent’s Technical Sales Manager.

The complaint seeks injunctive relief to prevent Saba and Messrs. Bosworth and Majors from using or disclosing Docent confidential information, hiring Docent employees and contacting Docent clients or prospective clients, and does not state any specific claim for monetary damages. Saba believes that the complaint is without merit and intends to defend against it vigorously. Although no assurance can be given that this matter will be resolved favorably, we believe that the resolution of this lawsuit will not have a material adverse effect on Saba’s financial position, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2004

Saba Software, Inc.

By:	/s/ Ronald W. Kisling

Name: Title:	Ronald W. Kisling Chief Financial Officer